FOR IMMEDIATE RELEASE

CNA Announces Search for New CFO

CHICAGO (Aug 9, 2021) – CNA announced today that Al Miralles, Executive Vice President and Chief Financial Officer, has resigned from CNA. Miralles notified CNA that he will be leaving the insurance industry and transitioning to a career in the technology sector.

CNA tapped Larry Haefner, CNA’s former Chief Actuary, to serve as interim CFO as the organization executes its search for a new CFO. Throughout his 13 year career at CNA, Haefner was closely aligned with the Finance team. Haefner’s cross functional understanding of CNA paired with his proven expertise in the P&C insurance business will ensure a smooth transition for the company.

“Al Miralles has been with CNA for more than 10 years and will be missed. We wish him well in his new endeavour,” said Dino Robusto, Chairman & Chief Executive Officer at CNA.

Miralles will leave the company in September and will use this time with Haefner to transition responsibilities. CNA has commenced searching for an experienced executive to take on the role of CFO immediately.

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About CNA
CNA is one of the largest U.S. commercial property and casualty insurance companies. Backed by more than 120 years of experience, CNA provides a broad range of standard and specialized insurance products and services for businesses and professionals in the U.S., Canada and Europe. For more information, please visit CNA at www.cna.com.

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